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                                                                    Exhibit 99.1

Thursday  June 15,  9:12 am Eastern Time
Company Press Release
SOURCE:  Data Critical Corporation
Data Critical Corporation Adopts Stockholder Rights Plan; Declares Dividend Distribution of Preferred Share Purchase Rights
BOTHELL, Wash., June 15 /PRNewswire/ -- news

     Data Critical announced that its Board of Directors has adopted a Stockholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Data Critical Common Stock today.

     According to Jeff Brown, president and CEO of Data Critical, "Given general market conditions and the recent depression in our stock price, the Board felt it appropriate to take steps to ensure that all of Data Critical's stockholders receive fair and equal treatment in the event of a proposed takeover of Data Critical, and to guard against any abusive tactics to gain control of Data Critical without paying all stockholders a control premium. Management and the Board feel that the Company's stock has been undervalued lately and we want to do what we can to protect our shareholders' value." The Company indicated that the Rights will initially trade with shares of the Company's Common Stock and have no impact on the way in which its shares are traded. The distribution of the Rights will be payable to stockholders of record on July 21, 2000. The Rights will expire on July 21, 2010. The Rights will not become exercisable until ten days after a person or group announces acquisition of 20% or more of Data Critical's outstanding Common Stock or the commencement of a tender offer for 20% or more of the outstanding Common Stock. Each Right will entitle stockholders to buy one one-thousandth of a share of the Company's Series A Participating Preferred Stock at an exercise price of $75.

     In addition, the Rights will entitle stockholders other than the potential acquirer to purchase, at the then current exercise price, that number of shares of the Company's Common Stock having a market value of twice the exercise price. If the Company then sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the Rights would further permit the holder to purchase the common stock of the acquirer at the same discounted price. Under certain circumstances, the Company's board of directors may also exchange the Rights (other than those owned by the acquirer or its affiliates) for its Common Stock at an exchange ratio of one share of Common Stock per Right or redeem the Rights at their option. The Company indicated that more complete details of the Rights will be provided in a letter to be mailed to all stockholders shortly.

About Data Critical Corporation

     Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical healthcare data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM), an Internet-based solution for physician charting. Data Critical's physician products are available through a single Internet platform, unwiredDr.com. The company has more than twenty partnerships with industry leaders such as Aether Systems, Agilent Technologies, Boston Scientific, CRITIKON, drugstore.com, Edwards Lifesciences, GE Marquette, Medtronic Physio-Control, Nellcor Puritan Bennett (Mallinckrodt) and Siemens Medical Systems. Data Critical has sold more than 330 wireless alarm notification systems to nearly 200 U.S. hospitals. Additional information about Data Critical is available at www.datacritical.com.

     Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's periodic filings with the SEC including its 10K, 10Q and registration statement on Form S-1 that was declared effective on November 8, 1999. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

SOURCE:  Data Critical Corporation